Exhibit 10(aa)
INTERNATIONAL AGENCY AGREEMENT
          THIS INTERNATIONAL AGENCY AGREEMENT (“Agreement”) is made as of December 15, 2006, by and between Phosphate Chemicals Export Association, Inc., a Delaware non-profit corporation (the “Association”) and PCS Sales (USA), Inc., a Delaware corporation (“Agent”).
Recitals
     A.     The Association has been formed as a non-profit corporation to engage solely in export trade as defined by the act of the U.S. Congress entitled “An Act to Promote Export Trade, and for other Purposes,” approved April 10, 1918, commonly known as the “Webb-Pomerene Act” (hereinafter, the “Act”), as amended, and is governed pursuant to that certain Second Amended and Restated Membership Agreement dated as of January 1, 1995 (the “Membership Agreement”);
     B.     The Association hereby desires to appoint the Agent, and the Agent hereby desires to accept such appointment, as the Association’s independent and, except as set forth in the Membership Agreement, exclusive export marketing agent for Wet Phosphatic Materials, pursuant to the terms and conditions of this Agreement;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:
I.     APPOINTMENT AND SCOPE
          1.1     Appointment. Subject to the terms and conditions hereof, the Association hereby appoints Agent, for the term of this Agreement, as its independent and, except as set forth in the Membership Agreement and in the International Agency Agreement between the Association and Mosaic, exclusive export agent for the marketing, solicitation of orders for and freighting of the Wet Phosphatic Materials identified more specifically in Exhibit A hereto attached and incorporated herein by reference (the “Products”). Agent hereby accepts such appointment and agrees to devote its best efforts to the performance of such duties as may be reasonably necessary to promote export trade in Wet Phosphatic Materials.
          1.2     Independent Contractor Status. This Agreement does not constitute a general agency. Agent shall be a legal representative of the Association only for the limited purposes set forth in this Agreement with respect to its responsibilities as export agent for Wet Phosphatic Materials. Agent is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the Association. Agent shall take no action which could confer on the Association “permanent establishment” or equivalent status (as defined in any applicable law or income tax treaty) or otherwise subject the Association to income taxation in any country or political subdivision in or for which the Agent has responsibility under this Agreement. Agent shall be responsible for all of its own expenses and employees.

          1.3     Sales Restrictions.
               A.     Agent agrees not to appoint sub-agents in the sale of Products unless such appointment is approved in writing by the Association.
               B.     Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that Agent shall have no authority whatsoever to, and shall not (i) sell, accept orders for or contract for the sale of Products on behalf of or as agent of the Association; (ii) establish or purport to establish terms and conditions of sale on behalf of the Association; and/or (iii) sign any contracts, offers or other documents of any kind whatsoever on behalf of the Association or commit or bind, or purport to commit or bind, the Association in any manner.
               C.     Agent acknowledges and agrees that the Association has sole authority to establish the selling price and other terms and conditions respecting all sales of Products by the Association, including, without limitation, to offer to sell, to accept, to reject or cancel in whole or in part any order or proposed order in each case, or sign any contracts, offers or other documents of any kind whatsoever on behalf of the Association or commit or bind or purport to commit or bind the Association in any manner.
               D.     In transmitting any offers to purchase Products from the Association, Agent shall inform prospective purchasers that all terms and conditions of sale, including but not limited to the price, require the written acceptance and approval of the Association.
II.     COMPENSATION
          2.1     Compensation Payable. Subject to the provisions of this Agreement, the Association shall pay Agent a fee for all of Agent’s services pursuant to this Agreement as should be determined by the Board of Directors. Such compensation shall be paid in equal quarterly installments due and payable on the first business day of each calendar quarter during the term hereof.
III.     AGENT’S COVENANTS AND REPRESENTATIONS
          3.1     Sales Promotion. Agent shall use its reasonable efforts to promote the sale and use of Products by all existing and potential customers outside of the United States and Canada.
          3.2     Sales Policies and Procedures. Agent shall comply at all times with the Association’s sales policies and procedures in effect from time to time. A current copy of such sales policies and procedures is attached hereto as Exhibit B. Any breach of such sales policies and procedures shall be deemed a breach of this Agreement. The Association may amend, modify or otherwise change such policies and procedures upon sixty (60) days’ notice to Agent.
          3.3     Instructions. The Agent will issue reasonable instructions to each Member as to delivery, quality, grading, packing, invoicing and shipping of Export Sales made by the Association. It is the Agent’s understanding that each Member will use its reasonable efforts to comply with all such instructions.

          3.4     Confidential Information. During the term of this Agreement, Agent will have access to certain pricing, technical, marketing and other confidential information of the Association and of individual Members of the Association. Agent acknowledges that such confidential information comprises valuable trade secrets and is proprietary to the Association and such Members of the Association. Agent shall hold such confidential information in strict confidence and shall not use or disclose the same except as required to perform its obligations under this Agreement. The foregoing obligation shall not extend to information which is or becomes public knowledge through no fault of Agent or which is required to be disclosed by law.
          3.5     Trade Name(s). Agent may identify itself on letterhead, business cards and signs as an authorized export marketing agent of the Association, and in sales and promotional materials, provided such materials have been previously approved by the Association. Agent shall not register the Association’s trade name(s) or any name(s) closely resembling them.
          3.6     Indemnification. The Association agrees that it shall be solely responsible for and shall indemnify and hold the Agent harmless from and against, and will pay to the Agent the full amount of any loss, claim, damage, liability or expense (including reasonable attorneys’ fees) resulting to the Agent, either directly or indirectly, from any acts or omissions of the Agent, including negligent acts or omissions, in its performance of its duties and obligations under this Agreement except to the extent that the loss, claim, liability or expense is due to the Agent’s gross negligence or willful and wanton misconduct. The Agent agrees to give the Association written notice of and the right to assume the defense of any action against the Agent in respect of any such loss, claim, damage, liability or expense, and no settlement relating to any such loss, claim, damage, liability or expense shall be made which affects the Association’s liability under this provision unless the Association gives written consent to such settlement, which consent shall not be withheld unreasonably. Any amount due to the Agent under the aforesaid indemnity shall be due and payable by the Association on demand.
IV.     TERM AND TERMINATION
          4.1     Term and Renewal. This Agreement shall continue in full force and effect for an initial term expiring December 31, 2007. Thereafter, unless terminated as provided in Article 4.2 below or by mutual written consent, this Agreement will be automatically renewed for successive one calendar year terms.
          4.2     Termination. This Agreement may be terminated prior to expiration of the initial or any renewal term, as provided in Article 4.1 above, by prior written notice to the other party as follows:
               A.     By either party, in the event the other party should fail to perform any of its obligations hereunder and should fail to remedy such nonperformance within thirty (30) calendar days after receiving written demand therefore; provided, however, that upon a second breach of the same obligation, the other party may forthwith terminate this Agreement upon notice to the breaching party;

               B.     By either party, effective immediately, if the other party should be declared insolvent or bankrupt or make an assignment or other arrangement for the benefit of its creditors, or if such other party should have any of its material assets expropriated;
               C.     By the Association, effective immediately, if Agent should attempt to sell, assign, delegate or transfer any of its rights and obligations under this Agreement without having obtained the Association’s prior written consent thereto, or if there should occur any material adverse change in the management, ownership, control or financial or technical resources of Agent; or
               D.     By the Association, effective immediately, if any law or regulation should be adopted or in effect in any country or other political subdivision in which Agent serves in any capacity as marketing representative for the Association which would restrict the Association’s termination rights hereunder or otherwise invalidate any provisions hereof; or
               E.     After December 31, 2007 by either party, without cause, upon ninety (90) days’ prior notice to the other party.
          4.3     Consequences of Termination or Non-Renewal. Upon termination or non-renewal of this Agreement, Agent shall immediately: (i) return to the Association, and cease all use of, the confidential information theretofore furnished by the Association and in Agent’s possession or control at the date of termination; (ii) cease promoting sales of the Products and identifying itself in any manner as an authorized marketing representative or using any of the Association’s trade names; and (iii) take such action as is necessary to terminate Agent’s registration as the Association’s independent marketing representative with any governmental authority.
          4.4     Sole Remedy. Agent’s right to receive, pro rated to the date of any termination, the compensation provided in section 2.1 above, shall constitute Agent’s entire compensation for or arising out of termination or non-renewal of this Agreement and shall be in lieu of any and all other claims Agent may have against the Association as a result thereof. Under no circumstances shall the Association be liable to Agent by reason of termination or non-renewal of this Agreement for compensation, reimbursement or damages for (i) loss of prospective compensation; (ii) good will or loss thereof; or (iii) expenditures, investments, leases or any other type of commitment made in connection with the business of such party or in reliance on the existence of this Agreement.
V.     GENERAL PROVISIONS
          5.1     Entire Agreement. This Agreement, including the Exhibits hereto, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. Except as provided herein, no modification of this Agreement will be effective unless in writing by both parties.

          5.2     Notices. All notices under this Agreement shall be in English and shall be in writing and given by either registered airmail, cable (confirmation by answer back), telex (confirmation by answer back) or facsimile transmission (with confirmation copy sent by registered mail) addressed to the parties at the addresses below, or to such other address of which either party may advise the other in writing. Notices will be deemed given upon receipt, in accordance with the respective permitted methods of confirmation.
Agent
PCS Sales (USA), Inc.
Suite 400
1101 Skokie Boulevard
Northbrook, IL 60062
ATTENTION: G. David Delaney
Association
c/o CF Industries, Inc.
One Salem Lake Drive
Long Grove, IL 60047
ATTENTION: Monty Summa
c/o Mosaic Crop Nutrition LLC
Suite E490
Atria Corporate Center
3033 Campus Drive
Plymouth, MN 55441
ATTENTION: James T. Thompson
c/o PCS Sales (USA), Inc.
Suite 400
1101 Skokie Boulevard
Northbrook, IL 60062
ATTENTION: G. David Delaney
c/o Foley & Lardner LLP
Suite 500
3000 K Street, NW
Washington, DC 20007-5143
ATTENTION: Howard W. Fogt, Jr., Secretary

          5.3     Force Majeure. Except as otherwise provided in this Article 5.3, neither party hereto shall be liable for failure to fulfill its obligations herein to the extent that such performance is prevented by Force Majeure, including, without limitation the following occurrences or other causes, similar or dissimilar, beyond a party’s reasonable control: war, revolution, civil commotion, public enemies, arrests; labor troubles, disturbances or disputes, strikes or lockouts of workmen, railway men, truck drivers, stevedores, warehousemen or crew (whether or not it is possible for a Party to resolve such labor troubles, disturbances, disputes, strikes or lockouts); breakdown or stoppage of railway, shortage of cars; interruption, stoppage or shortage of the a party’s fuel or power supply now or hereafter under contract; delay, stoppage or destruction or loss of or damage to goods in transit; epidemics, quarantines, frost, fire, tempests, inundations, acts of God; accidents and breakdowns of machinery, boilers or production facilities; restraints of established authorities; damage, loss or delay caused by ship or crew, and hindrances of whatsoever nature in producing (at a party’s plant(s)), transporting or loading the Phosphatic Materials occurring without the negligence of the party.
          5.4     Severability. Subject to the provisions of Article 4.2(D) above, the illegality or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any legal and enforceable provisions hereof.
          5.5     Non-Assignment. This Agreement shall not be assigned by the Association or the Agent without the prior written consent of the other party hereto.
          5.6     Applicable Law. This Agreement shall be governed by the internal laws of Delaware without regard to conflict of laws.
          5.7     Waiver. The Agent agrees that the failure of the Association at any time to require performance by the Agent of any of the provisions herein shall not operate as a waiver of the right of the Association to request strict performance of the same of like provisions, or any other provisions hereof, at a later time.

     IN WITNESS WHEREOF, the Association and Agent have caused this instrument to be executed by their duly authorized employees, as of the day and year first above written.

ATTEST:	AGENT PCS Sales (USA), Inc.
/s/ JOSEPH A. PODWIKA	By:	/s/ DAVID DELANEY
(Assistant) Secretary		Name:	DAVID DELANEY
		Title:	PRESIDENT

ATTEST:	ASSOCIATION Phosphate Chemicals Export Association, Inc.
/s/ ROBERTA DHOOGHE	By:	/s/ STEVEN H. PAXTON
(Assistant) Secretary		Name:	STEVEN H. PAXTON
		Title:	PRESIDENT

EXHIBIT A
Products
     The Products of the Association pursuant to this Agreement shall mean those Wet Phosphatic Materials which are specifically listed below. The Association reserves the right to withdraw any Products from this list immediately upon written notice to Agent. For purposes hereof, the term “Phosphatic Materials” shall mean any fertilizer, or industrial product, whether liquid or solid, containing P2O5, other than (i) phosphate rock, (ii) technical or food grade phosphoric acid, (iii) human consumable products, (iv) animal feed phosphates, (v) sodium tripolyphosphate or (vi) industrial products used to manufacture metal cleaning products.
List of Products
1.	Merchant-Grade Phosphoric Acid

2.	Superphosphoric Acid

3.

4.

5.

6.

7.

8.

9.

10.

EXHIBIT B
SALES POLICIES AND PROCEDURES FOR
INTERNATIONAL AGENTS
          1.     Market Support
               A.     Marketing Analysis: Agent shall, on an annual basis, advise the Association concerning business and marketing conditions with respect to the sale of Products to customers outside the United States. Agent’s marketing analysis shall focus on the prospective sale of Products to customers outside of the United States. Agent shall keep the Association fully advised of all pertinent market conditions, developments and other factors which may be of interest to the Association.
               B.     Marketing Advice: Agent shall advise the Association concerning any and all matters which relate to the marketing of Products to customers outside the United States. In this regard, Agent shall provide the Association with advice and consultation concerning any technical, financial, legal or other requirements which may be applicable to the sale of Products to customers outside the United States. Agent shall also advise the Association concerning laws, customs and procedures, taxes, fees, licenses and permits, contract procedures, and other matters relating to the Association’s conduct of business outside the United States and the sale of its Products. Agent shall assist the Association in developing business strategies for short- and long-term export market penetration.
               C.     Marketing Development: Agent shall devote its best efforts to developing prospective customers for Products. In order to accomplish such market development, Agent shall actively promote the sale of Products to customers outside the United States, meet with current and prospective customers of the Association for the purpose of generating interest in Products, regularly advise such customers of improvements and changes in the state of the art of Products, promptly respond to inquiries from prospective customers concerning Products, submit to appropriate officials of customers all documentation relating to inquiries and promptly advise the Association of any customers who are interested in purchasing Products.
               D.     Marketing Assistance: As appropriate, Agent shall arrange meetings and provide professional support between Association representatives and prospective customers of Products. Agent shall assist the Association in arranging for the presentation of Products to prospective customers. Agent shall provide all necessary translation and interpretation assistance to the Association in order to identify problem areas and interpretation of customers’ views and requirements.
               E.     Marketing Administration: While Mosaic Global Operations, Inc. (“Mosaic”) has certain stated responsibility for administration of all Export Sales of Dry and Wet Phosphatic Materials made by the Association, Agent shall have authority and responsibility as set forth in Paragraph 1.1 of this International Agency Agreement with respect to the Export Sale of Wet Phosphatic Materials. Moreover, on request by Mosaic, Agent shall (i) assist with the administration of orders for Products, (ii) act as liaison on all matters between the Association and customers, (iii) assist in obtaining prompt payment, provisional and final acceptance of the Products by customers, and (iv) assist in having all bonds, standby letters of credit and guarantees posted by the Association promptly canceled and/or returned by customers to the appropriate financial institution upon completion by the Association of all contractual obligations related thereto.
               F.     Marketing Reporting Requirement: Agent shall submit reports to the Association in writing in such form, and containing such information, as the Association may reasonably request from time to time. Such reports shall include Agent’s analysis of business and marketing conditions outside the United States relative to the sale of Products and summarizing Agent’s activities on behalf of the Association relative to marketing, service and general Product support.
          2.     Terms and Conditions of Sale. Agent shall solicit orders for Products in the Association’s name from customers outside the United States and Canada at the prices specified by the Association in quotations offered to customers from time to time and subject to the Association’s then-current terms and conditions of sale. The Association may change its terms and conditions and/or its suggested prices at any time by giving prior written notice to customers, except that prices in the Association’s quotations will remain firm until the expiry of the quotation.
          3.     Documentation. Agent shall promptly forward to the Association every original order for Products received by it together with all attachments and data necessary for completion of the sale. Orders shall be submitted in a manner and form prescribed by the Association and signed and dated by the customer. No order for the Products shall be binding on the Association unless or until accepted by the Association in writing. The Association may refuse to accept any order for any cause which it may deem sufficient. The Association shall forward to Agent a copy of invoices covering those shipments of the Products to the Territory with respect to which Agent is entitled to compensation hereunder.
          4.     Payment. All payments for Products shall be made by customers directly to the Association, and Agent shall have no authority to accept payment from purchasers of Products. Agent shall (i) promptly forward to the Association any checks, drafts, instruments and other payments which it may receive directly in payment of accounts due the Association, (ii) cooperate fully with the Association in the collection of accounts due, and (iii) furnish credit reports and other credit information pertaining to customers which may be required by the Association.
          5.     Import Licenses, Exchange Controls and Other Governmental Approvals; Compliance. Agent shall assist the Association in obtaining import licenses, export licenses, currency exchange approvals and other governmental approvals inside or outside of the United States which may be necessary to permit the sale by the Association and the purchase by customers of, and the payment by customers for, Products, orders for which are solicited by Agent. Agent shall comply with any and all governmental laws, regulations and orders which may be applicable to it by reason of its execution and performance of this Agreement, including any requirement to be registered as the Association’s independent marketing representative with any governmental authority, and including any and all laws, regulations or orders which govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery and redelivery of Products outside the United States.
          6.     Questionable Payments. Agent certifies that neither it, nor any of its directors, officers, employees or agents is an official, agent or employee of any government or governmental agency or political party or a candidate for any political office on the date of this Agreement. Agent shall promptly notify the Association of the occurrence of any event which would or may result in an exception to the foregoing representation. Agent shall not, directly or indirectly, in the name of, on behalf of or for the benefit of the Association offer, promise or authorize to pay, or pay any compensation, or give anything of value to, any official, agent or employee of any government or governmental agency, or to any political party or officer, employee or agent thereof. Agent shall require each of its directors, officers, employees and agents to comply with the provisions of this section 6. Any breach of the provisions of this section 6 shall entitle the Association to terminate this Agreement effective immediately upon notice to Agent.
          7.     Aftermarket Support. Agent shall use its best efforts to assist the Association in arranging for aftermarket support at reasonable prices to all customers of the Products outside the United States whose orders are solicited by Agent. Notwithstanding the foregoing, Agent shall not provide aftermarket support to purchasers of the Products outside the United States on behalf of the Association unless the Association and Agent shall have entered into an agreement specifically related to aftermarket support.
          8.     Safety Standards. Agent agrees to advise the Association fully as necessary with respect to all safety standards, specifications and other requirements imposed by law, order or regulation outside the United States and applicable to sales of the Products to customers.
          9.     Product Alteration. Agent agrees not to alter or modify the Products, in whole or in part, whether to comply with applicable safety standards, specifications or otherwise, without first obtaining the express written consent to and approval of each such alteration or modification from the Association.
          10.     Local Law. Agent shall notify the Association of the existence and content of any mandatory provision of any applicable laws or regulations of any country or political subdivision which materially conflicts with any provision of this Agreement at the time of its execution or thereafter.
          11.     Protection of Property Rights. Agent agrees to cooperate with and assist the Association in the protection of trade names owned by or licensed to the Association and shall inform the Association immediately of any infringements or other improper action with respect to such trade names which shall come to the attention of Agent.